THE ASSOCIATES
--------------------------------------------------------------------------------
NEWS                                      FOR IMMEDIATE RELEASE



                  ASSOCIATES REPORTS RECORD QUARTERLY EARNINGS

                22 PERCENT GROWTH IN GLOBAL CONSUMER RECEIVABLES

         DALLAS, October 17, 2000 - Associates First Capital Corporation (NYSE:AFS) today reported record third quarter earnings of $442 million, or $0.61 per share (diluted), a 15 percent increase per share over the same period a year earlier.

         In the quarter, the company surpassed $88 billion in managed receivables, fueled by year-over-year internal growth of 11% and strategic acquisitions in the company's domestic credit card and international consumer finance businesses.

         "Our global consumer businesses continue to produce excellent financial results driven by strong margins and stable credit quality. As we look forward to combining with Citigroup, I take special pride in this quarter, and in our employees who helped turn in yet another record performance," said Keith W. Hughes, chairman and chief executive officer.

         GLOBAL CONSUMER OPERATIONS

         Receivables in The Associates global consumer businesses grew by 22 percent year-over-year with strong, mid-teens internal growth. During the third quarter, the company completed several key acquisitions. The Associates formally launched its private label credit card partnership with Zale Corporation by acquiring $620 million in receivables and 840,000 active accounts. This brings to 23 million the total number of active Associates credit card accounts.

                                     -more-

ASSOCIATES REPORTS RECORD EARNINGS
OCTOBER 17, 2000
PAGE 2


         In addition, the company continued to execute its acquisition strategy in the Japanese consumer finance market by purchasing a majority interest in Unimat Life and successfully integrating Chiyoda Trust. The Associates now ranks as the fourth-largest consumer finance company in Japan, with more than 1 trillion yen (US$10 billion) in receivables and 1.9 million customers.

         GLOBAL COMMERCIAL OPERATIONS

         Based on its size, scope and long-standing leadership in the transportation finance sector, the company remains well positioned to manage through the current industry-wide challenges facing the trucking industry. Commercial volume in the transportation and equipment lines during the third quarter reflected the company's priority of controlling growth through tightened underwriting and increased pricing. As a result of these actions, the company experienced marginal liquidation in its commercial portfolio.

         SPECIAL MATTERS

         The estimated effective tax rate for the company was revised to 36 percent for this year, down from 37 percent that was incorporated in the company's results for the first half. This revision reflects improved estimates of the company's tax provisions based on a recent review of its domestic and international tax positions. Offsetting this tax benefit is an after-tax charge of $21 million associated with employee benefit charges related to the change in control.


                                     -more-

ASSOCIATES REPORTS RECORD EARNINGS
OCTOBER 17, 2000
PAGE 3


         Associates First Capital Corporation, established in 1918, is a leading diversified finance company providing consumer and commercial finance, leasing, insurance and related services worldwide. The Associates, headquartered in Dallas, has operations in the United States and 14 international markets. The Associates is a Fortune 150 corporation and is listed among that magazine's Most Admired Companies. On Sept. 6, 2000, The Associates and Citigroup Inc. announced they have entered into a merger agreement. The transaction is anticipated to close before year-end. For more information, visit The Associates Web site at www.theassociates.com.

This news release contains certain forward-looking statements. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended Dec. 31, 1999, filed with the Securities and Exchange Commission.

                                      # # #

Contact information

News Media:                 (972) 652-4522

Securities Analysts:        (972) 652-7294
                            investor_relations@afcc.com

Shareholders:               1-888-NYSE-AFS

[THE ASSOCIATES LOGO]  THE ASSOCIATES

                              FINANCIAL HIGHLIGHTS

AS ADJUSTED  (AS DISCUSSED IN NOTE 1)
--------------------------------------------------------------------------------

                                                         THREE MONTHS ENDED OR AT                  NINE MONTHS ENDED OR AT
                                                -----------------------------------------   --------------------------------------
($ MILLIONS - EXCEPT EARNINGS PER SHARE)           9/30/00       9/30/99       % CHANGE       9/30/00       9/30/99       % CHANGE
----------------------------------------        -----------    -----------    -----------   -----------   -----------   -----------
NET EARNINGS
     Amount                                     $     442.4    $     386.8             14   $   1,222.1   $   1,081.7         13
     Return on average equity                         16.92%         16.67%                       15.97%        16.03%
     Return on average adjusted equity                18.49          18.44                        17.54         17.75
     Return on average assets                          1.95           1.83                         1.86          1.73
     Return on average managed assets                  1.70           1.71                         1.63          1.63
NET EARNINGS PER DILUTED SHARE                  $      0.61    $      0.53             15   $      1.68   $      1.48         13

MANAGED RECEIVABLES                                                                         $  88,407.6   $  76,206.1         16
TOTAL MANAGED ASSETS                                                                        $ 107,494.5   $  92,342.4         16

KEY DATA (MANAGED)
------------------
TOTAL REVENUE                                   $   3,884.2    $   3,310.2             17   $  10,957.5   $   9,743.1         12
NET INTEREST MARGIN (% AVG. MGD. RECS.)                9.97%          9.13%                        9.69%         9.09%
EFFICIENCY RATIO (2)                                   44.3           44.7                         45.3          46.3
CREDIT QUALITY
     60+days contractual delinquency                   2.58%          2.84%                        2.58%         2.84%
     Credit loss ratio (% avg. mgd. recs.)             2.84           2.73                         2.81          2.74

BALANCE SHEET INFORMATION
-------------------------
STOCKHOLDERS' EQUITY                                                                        $  10,624.5   $   9,471.9         12
ALLOWANCE FOR LOSSES                                                                            2,221.2       2,170.9
    % of net receivables                                                                           3.14%         3.20%
    Multiple to net losses (3)                                                                     1.39x         1.63x




(1) Nine months ended September 30, 2000 excludes a $112 million special pre-tax charge to earnings recorded during the first quarter of 2000 related to the discontinuation of the manufactured housing loan origination business. This charge covers exit costs, including severance, noncancellable contractual obligation and related costs, as well as a provision for increased losses on the disposition of repossessions and fair-value adjustments of related assets. September 30, 1999 managed receivables and credit quality information have been restated for comparability purposes. Managed receivables and credit quality information exclude manufactured housing and Arcadia's previously securitized receivables for all periods presented. In addition, the September 30, 1999 60+days contractual delinquency ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer. The previously reported 60+days contractual delinquency ratio at September 30, 1999 for total ongoing operations was 2.88%.

(2) Three months and nine months ended September 30, 2000 excludes a $34 million special pre-tax charge to earnings recorded during the third quarter of 2000 for employee benefit charges related to the change in control.

(3) Calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to reflect the impact of significant acquisitions and to exclude net credit losses related to receivables held for securitization or sale and certain securitized receivables.

[THE ASSOCIATES LOGO]  THE ASSOCIATES


                         QUARTERLY FINANCIAL SUPPLEMENT


PRO FORMA MANAGED BASIS INCOME STATEMENT AND KEY DATA
AS ADJUSTED (AS DISCUSSED IN NOTE 1)                                    Page 1
--------------------------------------------------------------------------------

                                                               THREE MONTHS ENDED OR AT                  CHANGE FROM PRIOR YEAR
                                                     -------------------------------------------    -------------------------------
($ MILLIONS)                                            9/30/00        6/30/00        9/30/99          AMOUNT             PERCENT
------------                                         ------------   ------------    ------------    ------------         ----------
REVENUE

     Finance charges                                 $    3,367.2   $    3,180.4    $    2,897.3    $      469.9             16.2%
     Insurance premiums                                     302.5          279.3           268.7            33.8             12.6
     Investment and other income                            214.5          186.1           144.2            70.3             48.8
                                                     ------------   ------------    ------------    ------------
                                                          3,884.2        3,645.8         3,310.2           574.0             17.3

EXPENSES
     Interest expense                                     1,226.4        1,192.4         1,074.8           151.6             14.1
     Operating expenses                                   1,137.7        1,046.5           948.9           188.8             19.9
     Provision for losses                                   680.2          613.4           556.6           123.6             22.2
     Insurance benefits paid or provided                    166.3          144.0           111.3            55.6             49.4
                                                     ------------   ------------    ------------    ------------
                                                          3,210.6        2,996.3         2,691.6           519.6             19.3
                                                     ------------   ------------    ------------    ------------
EARNINGS BEFORE PROVISION FOR INCOME TAXES                  673.6          649.5           618.6            55.0              8.9
PROVISION FOR INCOME TAXES                                  231.2          240.3           231.8            (0.6)            (0.3)
                                                     ------------   ------------    ------------    ------------
NET EARNINGS                                         $      442.4   $      409.2    $      386.8    $       55.6             14.4%
                                                     ============   ============    ============    ============
Net earnings per diluted share (whole $)             $       0.61   $       0.56    $       0.53    $       0.08             14.6%
Equivalent shares for diluted EPS  (000's)                729,960        729,131         731,586          (1,626)

KEY DATA ($ MILLIONS)
---------------------
Net interest margin (% avg. mgd. rec)                        9.97%          9.60%           9.13%
Efficiency ratio (managed) (2)                               44.3           45.3            44.7
Net credit losses (as a % of avg. mgd. recs.)                2.84           2.73            2.73
Delinquency ratio (% of mgd. gross recs.)                    2.58           2.59            2.84

Managed Receivables
     End of period                                   $   88,407.6   $   84,798.5    $   76,206.1    $   12,201.5             16.0%
     Average                                             85,882.9       82,841.0        79,868.2         6,014.7              7.5
Managed Assets
     End of period                                      107,494.5      100,943.9        92,342.4        15,152.1             16.4
     Average                                            103,803.4       99,782.4        90,393.6        13,409.8             14.8




(1) Managed receivables and credit quality information exclude manufactured housing and Arcadia's previously securitized receivables for all periods presented. In addition, the September 30, 1999 60+days contractual delinquency ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer. The previously reported 60+days contractual delinquency ratio at September 30, 1999 for total ongoing operations was 2.88%.

(2) Three months and nine months ended September 30, 2000 excludes a $34 million special pre-tax charge to earnings recorded during the third quarter of 2000 for employee benefit charges related to the change in control.

[THE ASSOCIATES LOGO]     THE ASSOCIATES


                         QUARTERLY FINANCIAL SUPPLEMENT


MANAGED RECEIVABLES ($ MILLIONS)                                         Page 2
--------------------------------------------------------------------------------

                                                                                         CHANGE FROM PRIOR YEAR
                                                                                         ----------------------
OUTSTANDING AT END OF PERIOD                     9/30/00       6/30/00       9/30/99       AMOUNT       PERCENT
----------------------------                   -----------   -----------   -----------   -----------    -------
     Home equity                               $  30,557.0   $  29,715.5   $  26,457.9   $   4,099.1     15.5%
     Personal loans / retail sales finance        19,244.2      17,710.7      15,498.6       3,745.6     24.2
     Credit card                                  14,824.3      13,563.7      11,112.0       3,712.3     33.4
     Truck and truck trailer                      12,404.7      12,722.4      12,870.9        (466.2)    (3.6)
     Equipment                                     7,134.6       7,109.2       6,863.6         271.0      3.9
     Fleet leasing                                 2,196.5       2,192.6       2,050.9         145.6      7.1
     Warehouse and other                           2,046.3       1,784.4       1,352.2         694.1     51.3
                                               -----------   -----------   -----------   -----------
        Total ongoing operations (1)           $  88,407.6   $  84,798.5   $  76,206.1   $  12,201.5     16.0%
                                               ===========   ===========   ===========   ===========

                                                                                         CHANGE FROM PRIOR YEAR
                                                                                         ----------------------
AVERAGE OUTSTANDING                              9/30/00       6/30/00       9/30/99       AMOUNT       PERCENT
-------------------                            -----------   -----------   -----------   -----------    -------
     Home equity                               $  30,112.8   $  28,930.6   $  25,681.8   $   4,431.0     17.3%
     Personal loans / retail sales finance        17,735.2      16,813.5      15,102.5       2,632.7     17.4
     Credit card                                  14,316.4      13,349.2      10,882.5       3,433.9     31.6
     Truck and truck trailer                      12,563.0      12,892.6      12,519.8          43.2      0.3
     Equipment                                     7,138.8       7,057.1       6,751.5         387.3      5.7
     Fleet leasing                                 2,129.9       2,148.0       2,011.5         118.4      5.9
     Warehouse and other                           1,886.8       1,650.0       1,357.7         529.1     39.0
                                               -----------   -----------   -----------   -----------
        Total ongoing operations (1)           $  85,882.9   $  82,841.0   $  74,307.3   $  11,575.6     15.6%
                                               ===========   ===========   ===========   ===========

(1) Excludes manufactured housing and Arcadia's previously securitized receivables for all periods presented.

[THE ASSOCIATES LOGO]     THE ASSOCIATES


                         QUARTERLY FINANCIAL SUPPLEMENT

CREDIT QUALITY (AS DISCUSSED IN NOTE 1)                                  Page 3
--------------------------------------------------------------------------------

60+DAYS CONTRACTUAL                                                    THREE MONTHS ENDED OR AT
                                                                ---------------------------------------
DELINQUENCY (AS A % OF MGD. GROSS RECEIVABLES)                  9/30/00         6/30/00         9/30/99
----------------------------------------------                  -------         -------         -------
     Home equity                                                  2.92%           2.91%          3.10%
     Personal loans / retail sales finance                        2.70            3.07           3.91
     Credit card                                                  4.09            3.77           4.45
     Truck and truck trailer                                      1.72            1.64           1.28
     Equipment                                                    1.07            1.12           1.24
     Fleet leasing                                                0.69            0.46           0.75
              Total ongoing operations                            2.58%           2.59%          2.84%

NET CREDIT LOSSES (AS A % OF AVG. MGD. RECEIVABLES)
---------------------------------------------------
     Home equity                                                  1.07%           1.10%          1.44%
     Personal loans / retail sales finance                        5.47            5.87           5.35
     Credit card                                                  6.13            5.77           6.83
     Truck and truck trailer                                      1.82            1.30           0.64
     Equipment                                                    0.42            0.29           0.37
     Fleet leasing                                                0.22            0.04           0.03
              Total ongoing operations                            2.84%           2.73%          2.73%

LOSS COVERAGE (ON-BALANCE SHEET)
--------------------------------
     Allowance for losses                                    $ 2,221.2        $2,115.7      $ 2,170.9
         % of net finance receivables                             3.14%           3.07%          3.20%
         Multiple to net losses (2)                               1.39x           1.40x          1.63x

(1) Managed receivables and credit quality information exclude manufactured housing and Arcadia's previously securitized receivables for all periods presented. In addition, the 60+days contractual delinquency ratio previously included truck and truck trailer repossessions with recourse to the dealer or manufacturer. The previously reported 60+days contractual delinquency ratios at September 30, 1999 for truck and truck trailer and total ongoing operations were 1.50% and 2.88%, respectively.

(2) Calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to reflect the impact of significant acquisitions and to exclude net credit losses related to receivables held for securitization or sale and certain securitized receivables.

[THE ASSOCIATES LOGO]     THE ASSOCIATES


                         QUARTERLY FINANCIAL SUPPLEMENT


INCOME STATEMENT AND BALANCE SHEET ITEMS                                 Page 4
-------------------------------------------------------------------------------

                                                                    THREE MONTHS ENDED OR AT
                                                 ----------------------------------------------------------------
INCOME STATEMENT ($ MILLIONS)                      9/30/00          9/30/99          $ CHANGE         % CHANGE
-----------------------------                    ------------     ------------     ------------      ------------
REVENUE
     Finance charges                             $    2,500.0     $    2,241.6     $      258.4         11.5%
     Servicing related income                           502.6            386.1            116.5         30.2
     Insurance premiums                                 302.5            268.7             33.8         12.6
     Investment and other income                        214.5            144.2             70.3         48.8
                                                 ------------     ------------     ------------
                                                      3,519.6          3,040.6            479.0         15.8
EXPENSES
     Interest expense                                 1,052.2            992.5             59.7          6.0
     Operating expenses                               1,137.7            948.9            188.8         19.9
     Provision for losses                               489.8            369.3            120.5         32.6
     Insurance benefits paid or provided                166.3            111.3             55.0         49.4
                                                 ------------     ------------     ------------
                                                      2,846.0          2,422.0            424.0         17.5
                                                 ------------     ------------     ------------
EARNINGS BEFORE TAXES                                   673.6            618.6             55.0          8.9
PROVISION FOR INCOME TAXES                              231.2            231.8             (0.6)        (0.3)
                                                 ------------     ------------     ------------
NET EARNINGS                                     $      442.4     $      386.8     $       55.6         14.4%
                                                 ============     ============     ============
Net earnings per diluted share (whole $)         $       0.61     $       0.53     $       0.08         14.6%
Equivalent shares for diluted EPS  (000's)            729,960          731,586           (1,626)

BALANCE SHEET ITEMS ($ MILLIONS)
--------------------------------

NET RECEIVABLES (1)
    End of period
       Home equity                               $   27,344.0     $   26,334.0     $    1,010.0          3.8%
       Personal loans / retail sales finance         17,552.1         15,498.6          2,053.5         13.2
       Credit card                                    2,149.8          2,263.2           (113.4)        (5.0)
       Truck and truck trailer                       12,404.7         12,870.9           (466.2)        (3.6)
       Equipment                                      7,134.6          6,863.6            271.0          3.9
       Fleet leasing                                  2,196.5          2,050.9            145.6          7.1
       Warehouse and other                            2,046.3          1,352.2            694.1         51.3
                                                 ------------     ------------     ------------
          Total                                  $   70,828.0     $   67,233.4     $    3,594.6          5.3%
                                                 ============     ============     ============
    Average                                      $   69,103.3     $   66,133.2     $    2,970.1
TOTAL ASSETS
     End of period                               $   93,017.6     $   84,958.8     $    8,058.8          9.5%
     Average                                         90,589.8         84,658.8          5,931.0          7.0
DEBT                                                 77,236.7         70,434.7          6,802.0          9.7
STOCKHOLDERS' EQUITY
     End of period                               $   10,624.5     $    9,471.9     $    1,152.6
     Per share (whole $)                                14.58            13.01             1.57
     Average                                         10,459.8          9,280.3          1,179.5

(1) September 30, 1999 net receivables have been restated for comparability to exclude manufactured housing receivables.